UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 3, 2005

Date of Report (Date of earliest event reported)
NationsHealth, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50348 (Commission File Number)	06-1688360 (I.R.S. Employer Identification No.)
13650 N.W. 8th Street, Suite 109
Sunrise, Florida 33325

(Address of Principal Executive Offices)
(954) 903-5000

Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 3, 2005, NationsHealth, Inc. (the “Company”) entered into a joint venture with US Bioservices Corporation, a Delaware corporation (“US Bio”), an affiliate of AmerisourceBergen Corporation, pursuant to the limited liability company operating agreement (the “Operating Agreement”) of NationsHealth Specialty Rx, LLC, a Delaware limited liability company (“NationsHealth Rx”).
Pursuant to the Operating Agreement, NationsHealth Rx will develop, own and operate a specialty and oncology pharmacy business which will, among other things, (i) dispense specialty biologics directly to patients, their physicians, and possibly via retail alliance programs that may be established with retail pharmacy chains, (ii) provide patients and physicians with the mail order dispensing of specialty pharmacy and oncology products and other value-added clinical support and patient education services related to specialty pharmacy and oncology, and (iii) provide manufacturers with compliance services and data as well as other de-identified data on treatment trends and outcomes in connection with specialty pharmacy and oncology (the “Business”). Pursuant to the Operating Agreement, NationsHealth Rx will be the only affiliate of the Company that distributes or provides specialty pharmaceutical and/or oncology-related products and services.
Within 90 days of the effective date of the Operating Agreement, NationsHealth Rx will enter into two written contracts. NationsHealth Rx will enter into a contract with the Company or with United States Pharmaceutical Group, LLC (“USPG”), an indirect, wholly-owned subsidiary of the Company, whereby the Company or USPG will provide marketing services to NationsHealth Rx. Second, NationsHealth Rx will enter into a contract with US Bio pursuant to which US Bio will provide management and fulfillment services relating to the specialty pharmaceutical and oncology-related products and services to be provided by NationsHealth Rx.
The Company and US Bio are the sole members of NationsHealth Rx. The Company is obligated to make a capital contribution of $1.53 million to NationsHealth Rx and will have a 51% ownership interest in the joint venture. US Bio is obligated to make a capital contribution of $1.47 million to NationsHealth Rx and will have a 49% ownership interest in the joint venture. NationsHealth Rx will be managed by a board of managers, initially consisting of five managers, three of whom are appointees of the Company and two of whom are appointees of US Bio.
The term of the Operating Agreement shall continue until NationsHealth Rx is terminated or dissolved upon the written consent of 61% of the ownership interests in NationsHealth Rx or upon the entry of a decree of judicial dissolution of NationsHealth Rx under Section 18-802 of the Delaware Limited Liability Company Act.
The Operating Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2005, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
See the disclosure set forth under Item 3.02 “Unregistered Sales of Equity Securities” below, which is incorporated into this Item 1.01 by reference.
Item 3.02. Unregistered Sales of Equity Securities
Pursuant to the terms of the Operating Agreement (as such term is defined in Item 1.01, above), by August 18, 2005, the Company and US Bio will enter into a stock purchase agreement, pursuant to which US Bio will purchase that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) equal to (a) $1.5 million divided by (b) the average closing price per share of Common Stock, as reported by Nasdaq, for the twenty (20) consecutive trading days immediately prior to the closing of the purchase of such securities.
The Company will make a capital contribution to NationsHealth Rx of $1.53 million to fund operating expenses and working capital needs of NationsHealth Rx, of which $1.5 million shall consist of the proceeds of the sale of the Company’s Common Stock described above.
The issuance of the above-referenced securities will be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder based upon the representations of US Bio that it is an “accredited investor” (as defined under Rule 501 of Regulation D) and that it is purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.
Date: August 9, 2005	By:	/s/ Timothy Fairbanks
Timothy Fairbanks
Chief Financial Officer

3